EXHIBIT 10.4
FIFTH AMENDMENT
TO THE
NEWELL RUBBERMAID INC.
2008 DEFERRED COMPENSATION PLAN

    THIS FIFTH AMENDMENT (this “Fifth Amendment”) to the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan (the “Plan”), as amended, is made effective as of August 10, 2022 by the Board of Directors of Newell Brands Inc. (the “Board”). All capitalized terms used but not defined herein, shall have the same meaning set forth in the Plan.

W I T N E S S E T H:

    WHEREAS, Newell Brands Inc. (the “Corporation”) maintains the Plan to, in part, provide certain eligible employees and directors with the opportunity to defer portions of their base salary, incentive compensation, and director fees and to receive certain other retirement benefits, all in accordance with the provisions of the Plan; and

WHEREAS, under Section 8.1 of the Plan, the Corporation has reserved the right to amend the Plan, in whole or in part, at any time by action of the Board or, so long as the amendment does not materially increase the benefit costs of the Plan to the Corporation, by action of the Committee; and

WHEREAS, the Corporation adopted the First Amendment to the Plan on August 9, 2017, allowing directors to defer receipt of the Corporation’s common stock, par value $1.00 per share (the “Common Stock”) that such directors may otherwise receive on settlement of any Stock Units (as defined under the Newell Rubbermaid Inc. 2013 Incentive Plan (the “Incentive Plan”)) that such directors may be granted under the Incentive Plan or any similar compensatory plan or arrangement of the Company or any Subsidiary, which amendment defined fair market value of such Common Stock with reference to the closing price of Common Stock on the New York Stock Exchange; and

    WHEREAS, the Corporation adopted the Newell Brands Inc. 2022 Incentive Plan on May 5, 2022 (the “2022 Incentive Plan”); and

WHEREAS, the Corporation now desires to amend the Plan to (i) reflect the transfer of the Corporation’s listing from the New York Stock Exchange to the Nasdaq Global Select Market; (ii) clarify that, on any particular date since the First Amendment to the Plan, fair market value of the Corporation’s Common Stock for purposes of the Plan is determined with reference to the national securities exchange on which such Common Stock is then listed, as has always been the intent of the Board and the Corporation; and (iii) add a specific reference to the 2022 Incentive Plan;

EXHIBIT 10.4
NOW, THEREFORE, the Board hereby amends the Plan as set forth herein.

1.The following sentence shall be added to the end of Section 11.1 of the Plan:

For the avoidance of doubt, the Newell Brands Inc. 2022 Incentive Plan (the “2022 Incentive Plan”) constitutes a similar compensatory plan or arrangement for purposes of the preceding sentence, and any reference to the “Incentive Plan” and awards issued thereunder shall include the 2022 Incentive Plan and awards issued thereunder from and after the effective date of such 2022 Incentive Plan.

2.Section 11.5(d) of the Plan defining fair market value is amended to read, in its entirety, as follows below:

For purposes of this Article XI, the fair market value of the Common Stock means, on any particular date, the closing sales price of a share of Common Stock on the Nasdaq Global Select Market (as reported in The Wall Street Journal), or, if the Common Stock is not then listed on the Nasdaq Global Select Market, on any other national securities exchange on which the Common Stock is listed, or if no sales of Common Stock occur on such date, on the last preceding date on which there was a sale of Common Stock on such exchange.

IN WITNESS WHEREOF, the Board has caused this Fifth Amendment to be executed as of the date set forth above.

                NEWELL BRANDS INC.

By: /s/ Bradford R. Turner
                Title: Chief Legal & Administrative Officer